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                                    Exhibit 21.1

                            Subsidiaries of the Registrant



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                  Name                             State of Incorporation
                  ----                             ----------------------

        CompuCredit Funding Corp.                         Georgia
   CompuCredit Acquisition Corporation                    Georgia
  CompuCredit Acquisition Funding Corp.                   Georgia

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